Exhibit 99.1

NextGen Healthcare Announces Preliminary Unaudited Fiscal 2022 Q4 and Full Year Results and Introduces Fiscal 2023 Financial Guidance

ATLANTA—May 2, 2022 – NextGen Healthcare, Inc. (Nasdaq: NXGN), a leading provider of innovative, cloud-based healthcare technology solutions, today announced preliminary unaudited fiscal 2022 fourth quarter and year ended March 31, 2022 results and introduced financial guidance for fiscal 2023 as summarized below. The company will discuss its preliminary results and growth strategy at its Investor Event, which is scheduled for Tuesday, May 3, 2022 at 10 a.m. EST. See below for more information.

Preliminary Unaudited Fiscal Fourth Quarter 2022 Results

•	For the fiscal 2022 fourth quarter, on a GAAP basis, preliminary unaudited revenue is expected to be between $150 and $152 million, compared to $144.2 million in the fourth quarter a year ago.
•	Preliminary bookings for the fiscal 2022 fourth quarter is expected to achieve a quarterly record level of approximately $41 million.
•

On a GAAP basis, preliminary unaudited fully diluted net income per share for the fiscal 2022 fourth quarter is expected to be between $0.00 and $0.02, compared to $0.01 net loss per share in the fourth quarter a year ago.

•	On a non-GAAP basis, preliminary fully diluted earnings per share for the fiscal 2022 fourth quarter is expected to be between $0.18 and $0.20, compared to $0.21 in the fourth quarter a year ago.

Preliminary Unaudited Fiscal Year 2022 Results

•	For the fiscal year 2022, on a GAAP basis, preliminary unaudited revenue is expected to be between $595 and $597 million, compared to $556.8 million in fiscal year 2021.
•	Preliminary bookings for the fiscal year 2022 is expected to be approximately $152 million.
•

On a GAAP basis, preliminary unaudited fully diluted net income per share for the fiscal year 2022 is expected to be between $0.01 and $0.03, compared to $0.14 net income per share in the fiscal year 2021.

•	On a non-GAAP basis, preliminary fully diluted earnings per share for the fiscal year 2022 is expected to be between $0.97 and $0.99 compared to $0.98 in fiscal year 2021.

These financial results for the fiscal 2022 fourth quarter and year ended March 31, 2022 are preliminary and subject to change in connection with the completion of the company’s customary closing process and the preparation of the financial statements.

Introducing Fiscal Year 2023 Financial Guidance

NextGen Healthcare introduces its fiscal year 2023 financial guidance as follows:

•	Revenue between $628 and $640 million, and
•	Non-GAAP earnings per share range of $0.95 and $1.01

“We enter the new fiscal year with a strengthened outlook supported by momentum in key strategic growth areas,” said David Sides, President and Chief Executive Officer of NextGen Healthcare. “I am especially pleased with fiscal fourth quarter’s record bookings of approximately $41 million, reflecting continued healthy demand for our broad offering. We are introducing fiscal year 2023 financial guidance which reflects our strong belief that focused investment in attractive growth areas will accelerate revenue and earnings growth over time. We look forward to discussing our strategy in more depth at our upcoming investor event and year-end conference call.”

Investor Event

NextGen Healthcare will host its 2022 Investor Event on Tuesday, May 3, 2022 at the Nasdaq MarketSite in New York City from 10:00 a.m. to 12:00 p.m. The meeting will be held in person, and in addition, the company will broadcast the event live. In order to participate, we ask all investors register using the following link: https://edge.media-server.com/mmc/p/sbo3bpwy or contact mscalo@nextgen.com.

Conference Call Information

NextGen Healthcare will release its fiscal 2022 fourth quarter and year ended March 31, 2022 operating results on Tuesday, May 17, 2022 after market close, with a conference call to follow at 5:00 p.m. EST.

Shareholders and interested participants may listen to a live broadcast of the call by dialing 866-831-8713 or 203-518-9822 for international callers and referencing participant code NXGNQ422 approximately 15 minutes prior to the call. A recording of the live webcast will be available on investor.nextgen.com after the call. It will be archived for 90 days.

About NextGen Healthcare, Inc.

NextGen Healthcare, Inc. (Nasdaq: NXGN) is a leading provider of innovative technology solutions. We are reimagining ambulatory healthcare with award-winning solutions that enable high-performing practices to create healthier communities. We partner with medical, behavioral and dental providers in their journey toward whole person health and value-based care. Our highly integrated, intelligent and interoperable solutions go beyond EHR and Practice Management to increase clinical quality and productivity, enrich the patient experience and drive superior financial performance. We are on a quest to achieve better healthcare outcomes for all. Learn more at nextgen.com, and follow us on Facebook, Twitter, LinkedIn, YouTube and Instagram.

Investor Relations Contact

Matthew Scalo

(415) 370-9202

mscalo@nextgen.com

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS

This news release may contain forward-looking statements within the meaning of the federal securities laws, including but not limited to, statements regarding future events including but not limited to the COVID-19 pandemic, developments in the healthcare sector and regulatory framework, share repurchases, the Company's future performance, as well as management's expectations, beliefs, intentions, plans, estimates or projections relating to the future (including, without limitation, statements concerning revenue, net income, and earnings per share). Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements and additional risks and uncertainties are set forth in Part I, Item A of our most recent Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, including but not limited to: volatility and uncertainty in the global economy, financial markets and on our customers in light of the continuing COVID-19 pandemic, including the potential (i) slowdown or shutdown of preventive and elective medical procedures, (ii) delay in the contracting for additional products and services by our customers and (iii) delay in the sales cycle for new customers; the volume and timing of systems sales and installations; length of sales cycles and the installation process; the possibility that products will not achieve or sustain market acceptance; seasonal patterns of sales and customer buying behavior; impact of incentive payments under The American Recovery and Reinvestment Act on sales and the ability of the Company to meet continued certification requirements; uncertainties related to the future impact of U.S. tax reform; the impact of governmental and regulatory agency investigations; the development by competitors of new or superior technologies; the timing, cost and success or failure of new product and service introductions, development and product upgrade releases; undetected errors or bugs in software; product liability; changing economic, political or regulatory influences in the health-care industry; changes in product-pricing policies; availability of third-party products and components; competitive pressures including product offerings, pricing and promotional activities; the Company's ability or inability to attract and retain qualified personnel; possible regulation of the Company's software by the U.S. Food and Drug Administration; changes of accounting estimates and assumptions used to prepare the prior periods' financial statements; disruptions caused by acquisitions of companies, products, or technologies; the extent to which the COVID-19 pandemic and measures taken in response thereto could adversely affect our financial condition and results of operations; and general economic conditions. A significant portion of the Company's quarterly sales of software product licenses and computer hardware is concluded in the last month of a fiscal quarter, generally with a concentration of such revenues earned in the final ten business days of that month. Due to these and other factors, the Company's revenues and operating results are very difficult to forecast. A major portion of the Company's costs and expenses, such as personnel and facilities, are of a fixed nature and, accordingly, a shortfall or decline in quarterly and/or annual revenues typically results in lower profitability or losses. As a result, comparison of the Company's period-to-period financial performance is not necessarily meaningful and should not be relied upon as an indicator of future performance. These forward-looking statements speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF NON-GAAP FINANCIAL MEASURES

This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures, which are provided only as supplemental information. Investors should consider these non-

GAAP financial measures only in conjunction with the comparable GAAP financial measures. These non-GAAP measures are not in accordance with or a substitute for U.S. GAAP. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying financial tables. Other companies may calculate non-GAAP measures differently than NextGen Healthcare, Inc., which limits comparability between companies. The Company believes that its presentation of non-GAAP diluted earnings per share provides useful supplemental information to investors and management regarding the Company's financial condition and results. The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. The Company calculates free cash flow by as total net cash provided by operating activities, net of cash used for the additions of capitalized software costs and equipment and improvements. The Company calculates net debt as line of credit less cash and cash equivalents. The Company calculates non-GAAP diluted earnings per share by excluding net acquisition costs, amortization of acquired intangible assets, amortization of deferred debt issuance costs, impairment of assets, restructuring costs, shareholder disputes and related costs, net of insurance, which include net securities litigation defense, proxy contest, and related costs, share-based compensation, and other non-run-rate expenses from GAAP income before provision for income taxes.

The Company utilizes a normalized non-GAAP tax rate to provide better consistency across the interim reporting periods within a given fiscal year by eliminating the effects of non-recurring and period-specific items, which can vary in size and frequency, and which are not necessarily reflective of the Company’s longer-term operations. The normalized non-GAAP tax rate expected to be applied to each quarter of fiscal year 2022 is 20.0%. The determination of this rate is based on the consideration of both historic and projected financial results. The Company may adjust its non-GAAP tax rate as additional information becomes available and in conjunction with any other significant events occur that may materially affect this rate, such as merger and acquisition activity, changes in business outlook, or other changes in expectations regarding tax regulations.

The Company’s future period guidance in this release includes adjustments for items not indicative of the Company’s core operations. Such adjustments are generally expected to be of a nature similar to those adjustments applied to the Company’s historic GAAP financial results in the determination of the Company’s non-GAAP diluted earnings per share. Such adjustments, however, may be affected by changes in ongoing assumptions and judgments as to the items that are excluded in the calculation of non-GAAP adjusted net income and adjusted diluted earnings per share, as described in this release. The exact amount and probable significance of these adjustments, including net acquisition costs, impairment of assets, restructuring costs, shareholder disputes and related costs, which include net securities litigation defense, proxy contest, and related costs, and other non-run-rate expenses, are not currently determinable without unreasonable efforts, but may be significant. These items cannot be reliably quantified or forecasted due to the combination of their historic and expected variability. It is therefore not practicable to reconcile this non-GAAP guidance to the most comparable GAAP measures.

NEXTGEN HEALTHCARE, INC.

NON-GAAP FINANCIAL MEASURES

(Unaudited)

RECONCILIATION OF PRELMINARY NON-GAAP DILUTED EARNINGS PER SHARE

	Three Months Ended March 31, 2022 (Preliminary)	Fiscal Year Ended March 31, 2022 (Preliminary)
Diluted net income per share - GAAP	$0.00 to $0.02	$0.01 to $0.03
Non-GAAP adjustments:
Amortization of acquired intangible assets	0.05	0.18
Amortization of deferred debt issuance costs	0.00	0.01
Impairment of assets	0.03	0.06
Restructuring costs	0.00	0.01
Shareholder disputes and related costs, net of insurance	0.01	0.44
Share-based compensation	0.12	0.39
Other non-run-rate expenses*	0.00	0.07
Effect of difference between GAAP and Non-GAAP effective tax rates	(0.02)	(0.19)
Total adjustments to GAAP diluted net income per share **	0.18	0.96
Diluted net income per share - Non-GAAP	$0.18 to $0.20	$0.97 to $0.99

* Other non-run-rate expenses for the year ended March 31, 2022 consist primarily of $0.02 excess lease-related expense for vacated facilities, lease termination costs, and other costs, including retention bonuses, related to the restructuring plan and $0.04 of executive transition costs, including severance and other costs related to the departure of the CEO, $0.01 of incremental costs and penalties primarily due to the cancellation of certain events directly associated with the COVID-19 pandemic, and less than $0.01 of professional services costs not related to core operations.

**Per share amounts may not sum due to rounding